GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

A. TIN — The Taxpayer Identification Number for most individuals is their social security number. Refer to the following chart to determine the appropriate number:

Give the
SOCIAL SECURITY
number or
EMPLOYER
IDENTIFICATION
For this type of account:		number of:

1.	Individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.	a. Revocable savings trust (grantor is also trustee)	The grantor-trustee(1)
	b. So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
5.	Sole proprietorship	The owner(3)
6.	A valid trust, estate or pension trust	Legal entity(4)
7.	Corporate	The corporation
8.	Association, club, religious, charitable, educational or other tax exempt organization	The organization
9.	Partnership	The partnership
10.	A broker or registered nominee	The broker or nominee
11.	Account with the Department of Agriculture in the name of a public entity that receives agricultural program payments.	The public entity

(1)	List first and circle the name of the person whose number you furnish.
(2)	Circle the minor’s name and furnish the minor’s name and social security number.
(3)	Show the individual’s name. You may use either your Social Security number or your employer identification number.
(4)	List first and circle the name of the legal trust, estate, or pension trust. Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.

NOTE:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

B. Exempt Payees — The following lists exempt payees. If you are exempt, you must nonetheless complete the form and provide your TIN in order to establish that you are exempt. Check the box in Part II of the form, sign and date the form.

For this purpose, Exempt Payees include: (1) a corporation; (2) an organization exempt from tax under section 501(a), or an individual retirement plan (IRA) or a custodial account under section 403(b)(7); (3) the United States or any of its agencies or instrumentalities; (4) a state, the District of Columbia, a possession of the United States, or any of their political subdivisions, or instrumentalities; (5) a foreign government or any of its political subdivisions, agencies or instrumentalities; (6) an international organization or any of its agencies or instrumentalities; (7) a foreign central bank of issue; (8) a dealer in securities or commodities required to register in the U.S. or a possession of the U.S.; (9) a real estate investment trust; (10) an entity or person registered at all times during the tax year under the Investment Company Act of 1940; (11) a common trust fund operated by a bank under section 584(a); (12) a financial institution; (13) a trust exempt from tax under section 664 or described in section 4947; (14) a futures commission merchant registered with the Commodity Futures Trading Commission; and (15) a middleman known in the investment community as a nominee or custodian.

C. Obtaining a Number — If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, application for a Social Security Number, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

D. Privacy Act Notice — Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payors who must report the payments to the IRS. The IRS uses the numbers for identification purposes.

Payors must be given the numbers whether or not payees are required to file tax returns. Payors must generally withhold, at a maximum rate of 31%, a portion of taxable interest, dividend and certain other payments to a payee who does not furnish a taxpayer identification number. Certain penalties may also apply.

E. Penalties —

(1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not willful neglect.

(2) Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.